Exhibit 10.2
TRANSITION AND CONSULTING AGREEMENT
THIS TRANSITION AND CONSULTING AGREEMENT (“Agreement”) is entered into by and between Jonathan Clark (“Consultant”) and Encore Capital Group, Inc. (“Company”).
WHEREAS, Consultant serves as Executive Vice President, Chief Financial Officer and Treasurer of the Company and has notified the Company of his decision to retire from the Company effective March 31, 2025;
WHEREAS, prior to the Transition Date, Consultant will remain employed by Company as an at will employee;
WHEREAS, on the Transition Date, Consultant’s employment with Company will terminate by mutual agreement of Consultant and Company due to Consultant’s desire to retire;
WHEREAS, Consultant and Company mutually desire to terminate their employment relationship on good terms and without any continuing disputes, differences, grievances, charges, complaints, or litigation between them;
WHEREAS, Company wishes to secure the services of Consultant as a consultant of Company, and Consultant wishes to render such services, upon the terms and subject the conditions set forth herein.
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Consultant and Company (collectively referred to as the “parties”) agree as follows:
1. Termination of Employment and Resignation. Consultant will perform his regular duties with Company through March 31, 2025 (“Transition Date”), on which date (i) Consultant’s employment with the Company will end and (ii) Consultant will cease serving as the Company’s Executive Vice President and Chief Financial Officer and Consultant will resign from all offices and directorships held at Company and its affiliates.
2. Consulting Period. The term of this Agreement and the consulting relationship between Company and Consultant shall commence at the close of business on the Transition Date and, unless this Agreement and consulting relationship established hereby are terminated as provided for herein, shall end on March 31, 2027 (such date, the “Termination Date” and such period, the “Consulting Period”). This Agreement and the consulting relationship established hereby shall terminate automatically upon the Termination Date. In addition, this Agreement and the consulting relationship established hereby may be terminated as mutually agreed by the parties at any time, or by the Company upon Consultant’s breach of any of the covenants set forth in Sections 8, 9, 10,12 and 13. If this Agreement and the consulting relationship established hereby is terminated for any reason prior to March 31, 2027, Consultant shall not be entitled to any further payments or benefits in connection with or following the termination of this Agreement. Company shall retain all of its rights and remedies under the law or equity for any breaches of this Agreement, including Sections 8, 9, 10, 12 or 13, in addition to termination and non-payment rights for breach of these sections.
3. Services. During the Consulting Period, Consultant shall serve as a Senior Advisor to the Company, and in such position will provide services and advice with regard to the business, finances and operations of Company as requested by Company’s Chief Executive Officer or Chief Financial Officer for up to 30 hours each month (the “Services”). Consultant acknowledges and agrees that the Services shall be performed with the degree of skill, care and diligence expected of a professional experienced in providing the same or similar services, and using Consultant’s reasonable best efforts to promote the business and interests of Company. Consultant shall provide the Services to Company at times mutually agreed to by Consultant and Company. During the Consulting Period, Consultant shall perform the Services remotely; provided, however, that the parties acknowledge and agree that Consultant may be required to travel to other locations as may be necessary to fulfill Consultant’s duties and responsibilities hereunder. During the Consulting Period, Consultant shall comply with all applicable policies and procedures of Company.
4. Compensation; Expenses.
a. Restricted Stock Unit Awards. Company agrees that so long as Consultant is providing the Services, Consultant will remain a Service Provider (as defined in the applicable Restricted Stock Unit Award Agreement) and Consultant’s Restricted Stock Unit awards will continue to vest as if Consultant had remained employed by Company on the vesting dates, as set forth in and subject to the terms of the applicable Restricted Stock Unit Award Agreement.
b. Performance Stock Unit Awards. Company agrees that so long as Consultant is providing the Services, Consultant will remain a Service Provider (as defined in the applicable Performance Stock Unit Award Agreement) and Consultant’s Performance Stock Unit awards will remain outstanding and will be eligible to vest at the end of the applicable performance periods on the achievement of applicable performance goals, as set forth in and subject to the terms of the applicable Performance Stock Unit Award Agreement.
c. Expenses. During the Consulting Period, Company shall reimburse Consultant for reasonable expenses in accordance with Company’s substantiation and reimbursement policies, as in effect from time to time.
d. Benefit Plan Ineligibility. As of the close of business on the Transition Date, Consultant shall not be eligible and is not eligible to participate in any of Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, compensation programs, vacation leave, sick leave, long term disability insurance, life insurance, or personal accident insurance. Nothing in this Section 4 shall prevent Consultant from participating in a COBRA continuation coverage program or any similar state medical, dental, and vision insurance continuation coverage program or receiving equity awards he is otherwise entitled to as a retiring employee, under the terms and conditions of the applicable plan and/or award agreement.
e. Separation Due to Retirement. Company and Consultant mutually agree that the termination is a Separation Due to Retirement under the Company’s Executive Separation Plan.
5. General Release. The Consultant agrees to execute on or following the Transition Date (and not revoke) a waiver and release (the “General Release”) substantially in the form attached as Exhibit A.
6. Independent Contractor. Company and Consultant expressly agree that, during the Consulting Period, Consultant shall be an independent contractor and Consultant shall not be construed to be an employee of Company in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between Company and Consultant, and Consultant shall not represent that Consultant is an employee of Company. Company and Consultant agree and acknowledge that neither party hereto renders legal, tax or accounting advice to the other party. Without limiting the generality of the foregoing, during the Consulting Period (i) Company shall not pay, on the account of Consultant, any unemployment tax, or other taxes required under the law to be paid with respect to employees and, except as required by applicable law, shall not withhold any monies payable pursuant to this Agreement for income or employment tax purposes except for the withholding of shares upon the vesting of equity awards granted while the Consultant was an employee, and (ii) Company shall not provide Consultant with, and Consultant shall not be eligible to receive, from Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits, but other than COBRA benefits. Consultant shall be solely responsible for all taxes arising in connection with compensation paid to Consultant under this Agreement with respect to the Services, including without limitation any and all federal, state, local and foreign income and employment taxes.
7. Savings Clause. Notwithstanding the General Release and other obligations contained herein, nothing in this Agreement shall prevent, limit or otherwise restrict Consultant from: (i) filing a charge (including a challenge to the validity of this Agreement) or complaint with or otherwise reporting possible violations of law or regulation to the Equal Employment Opportunity Commission (the “EEOC”), the Occupational Safety and Health Administration (“OSHA”), the National Labor Relations Board (the “NLRB”), the Securities Exchange Commission (the “SEC”), a fair employment practice agency, or any other federal, state, or local governmental agency or commission (collectively “Government Agencies”); (ii) communicating with any Government Agencies or participating in any investigation or proceeding conducted by any Government Agencies, without notice to Company; or (iii) receiving an award for information provided to the SEC or any other securities regulatory agency or authority. However, by entering into this Agreement, Consultant understands and agrees that Consultant is waiving any and all rights to recover any monetary relief or other personal relief from Company, including but not limited to reinstatement and attorneys’ fees, as a result of any such proceedings, including any subsequent legal action, except where such a waiver is prohibited. In addition, Consultant acknowledges that Company has provided him notice of his immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
8. Proprietary and/or Confidential Information. Consultant agrees that any sensitive, proprietary or confidential information or data relating to Company, including, without limitation, trade secrets, methods, processes, techniques, practices, designs, pricing information, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for Company, technological innovations in any stage of development, Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to Company, all other data and information of a competition-sensitive nature and the items included in Exhibit B (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any executive of Company reflecting such Confidential Information, that he acquired or acquires while an employee or consultant of Company shall not be disclosed or used for

Consultant’s own purposes or in a manner detrimental to Company’s interests. In addition, Consultant hereby reaffirms his existing obligations, to the fullest extent permitted by law, under any and all confidentiality agreements that he has or may have signed with Company or its affiliates.
9. Return of Information and Property. Consultant agrees to return to Company the originals and all copies (regardless of medium) of all information, files, materials, equipment, documents or other property relating to the business of Company and its affiliates, and Consultant represents that all such information and items have been returned to Company on the Transition Date.
10. Cooperation. Following the Transition Date, Consultant shall cooperate fully with Company in all matters including, but not limited to, advising Company of pending work on behalf of Company, assisting with the orderly transfer of work to other employees or representatives of Company, signing documents needed to transfer authority or otherwise, and providing information, documents, or testimony in any legal matter or investigation related to Company.
11. [Reserved]
12. Disparaging Comments. Consultant acknowledges and agrees that he will not make any statements or express any views that disparage the business reputation or goodwill of the Company and/or any of its subsidiaries.
13. Restrictive Covenants. Due to Consultant’s leadership role with Company, Consultant is and was in a position of trust and confidence and has and has had access to and knowledge of valuable Confidential Information of Company, including business processes, techniques, plans and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information, that if known outside Company would cause irreparable harm to Company. In addition, Consultant had influence upon customer or supplier relationships, goodwill or loyalty which are valuable interests to Company.
During the Consulting Period and through two years after the Termination Date (the “Covenant Period”), Consultant agrees he will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit any client and/or customer of the Company or any subsidiary with respect to a Competitive Activity, (iii) solicit or employe any employee of the Company or any subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary, or (iv) engage in activity that may require or inevitably will require disclosure of trade secrets, proprietary information, or Confidential Information. “Competitive Activity” means engaging in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any subsidiary conducted by the Company or such Subsidiary at any time during the Covenant Period; provided, however, that the Consultant may be employed by or otherwise associated with: (i) a business of which a subsidiary, division, segment, unit, etc. is in competition with the Company or any Company subsidiary but as to which such subsidiary, division, segment, unit, etc. the Consultant has absolutely no direct or indirect responsibilities or involvement, or (ii) a company where the Competitive Activity is: (A) from the perspective of such company, de minimis with respect to the business of such company and its affiliates, and (B) from the perspective of the Company or any subsidiary, not in material competition with the Company or any subsidiary. Consultant agrees the covenants in this Section 13 are reasonable in time and scope and justified based on Consultant’s positions as Executive Vice President, Chief Financial Officer, and Treasurer of the of Company and his

positions with certain other subsidiaries and receipt of the consideration specified herein. In the event Consultant violates the terms of this Section 13, the two-year term of the restrictive covenants shall be automatically extended by the period Consultant was violating any term of this Section 13.
Consultant understands and agrees that the Restrictive Covenants in this Section 13 are in addition to, and do not supersede, any restrictive covenants, including any non-solicitation obligations contained in other agreements between Consultant and Company or any plans in which Consultant was a participant prior to the Transition Date, including but not limited to Consultant’s Employee Confidentiality and Non-Solicitation Agreement (the “Employee Confidentiality Agreement”), the Executive Separation Plan and the terms and conditions of any applicable award agreements evidencing RSU and PSU awards.
14. Entire Agreement; Assignability; Counterparts. Except for the Employee Confidentiality Agreement, the Executive Separation Plan, the term and conditions of any applicable award agreements evidencing RSU and PSU awards, the terms and conditions of the applicable benefit policies currently in effect (including the General Compensation Recovery Policy and the Policy for Recovery of Erroneously Awarded Compensation), and any confidentiality, non-compete or non-solicitation agreements currently in effect, this Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both parties. Consultant has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.
This Agreement and the rights and obligations hereunder may not be assigned by Consultant without the prior written consent of Company. Company shall freely assign the rights and obligations hereunder without Consultant’s consent.
This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
15. Non-Admission of Liability; Attorneys’ Fees. This Agreement shall not in any way be construed as an admission by Company, its officers, agents, or Consultants, of any wrongful or unlawful act or omission whatsoever against Consultant or any other person. Company specifically disclaims any liability to, or wrongful or unlawful act or omission against Consultant or any other person on the part of itself, its officers, agents or Consultants. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

16. Acknowledgment/Time Frames.
a. With respect to the General Release in Section 5, Consultant agrees and understands that he will be specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., as amended by the Older Workers Benefit Protection Act (29 U.S.C. §621 et seq.).
b. The General Release does not waive rights or claims that arise after the date the General Release is executed.
c. Consultant acknowledges that he has read and understands the foregoing Agreement, including this Section 16 and the General Release, and executes it knowingly and voluntarily and without coercion.
d. Consultant acknowledges that he is hereby being advised in writing to consult with an attorney prior to executing this Agreement and the General Release.
e. Consultant acknowledges that he is being given a period of twenty-one (21) days within which to consider and execute the General Release, and that he shall not execute it prior to the Transition Date.
f. By signing and returning the General Release to Company, Consultant understands that he has seven (7) days following his execution of the General Release to revoke it in writing, and that the General Release is not effective or enforceable until after this seven (7)-day period has expired without revocation. For such revocation to be effective, written notice must be received by the Secretary of the Company, by no later than 12:01 a.m. on the eighth calendar day after the date by which Consultant has signed the General Release (“Revocation Deadline”).
g. Consultant expressly agrees that, in the event he revokes the General Release, the General Release shall be null and void and have no legal or binding effect whatsoever. This Agreement shall be valid and binding upon signature by Consultant, including signature transmitted by facsimile or electronically. However, Consultant agrees to immediately hand deliver or send a signed original of this Agreement to Company.
17. Indemnification. Consultant represents and warrants that Consultant has made no assignment of any of his claims described herein, or any part thereof, to any other person or entity. Consultant, in consideration of the payments of the sum set forth above, agrees to indemnify and hold harmless Company from any and all claims, demands, or causes of action, of any and every nature whatsoever, made by any persons or entities, whether a party to this Agreement or not, in connection with the matters made the subject of this Agreement. It is the express intent of Consultant to indemnify Company against the consequences of Consultant’s negligence and any and all acts or omissions giving rise to any causes of action, whether state or federal, and whether or not such negligence, acts, or omissions constitute the sole proximate cause of any damages sought.
Consultant further agrees to indemnify and hold Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Consultant for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Consultant by reason of any such claims, including any amounts paid by Consultant as taxes, required withholdings, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise. Company will be responsible, however, for submitting to tax authorities the applicable withholdings deducted from any payment to Consultant and for paying any Company FICA contribution and similar state or federal tax responsibilities of Company relating to the payment to Consultant while an employee of Company.
18. Governing Law and Jurisdiction. This Agreement shall be construed under and in accordance with the substantive law of the state of Arizona. Consultant irrevocably submits to the exclusive jurisdiction, including the personal jurisdiction of Consultant, of the Maricopa County Superior Court or the United States District Court for Arizona in any action or proceeding arising out of or relating to this Agreement or Consultant’s employment with Company.
19. Severability. Should any provision of this Agreement be declared or be determined by any Court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and any said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement.
By signing below, Consultant represents and warrants that he has full legal capacity to enter into this Agreement, has carefully read this Agreement, has had a full opportunity to review this Agreement with counsel of Consultant’s choosing, and has executed this Agreement knowingly and voluntarily, without duress, coercion or undue influence.
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EXECUTED this 28th day of March, 2025.
/s/ Jonathan Clark
Jonathan Clark

EXECUTED this 28th day of March, 2025.
Encore Capital Group, Inc.
/s/ Tracy Ting
Tracy Ting
Senior Vice President & Chief Human Resources Officer

Exhibits:
Exhibit A - Form of Release
Exhibit B - Confidential Information Examples